Exhibit 99.1

NEWS RELEASE

InfoLogix Acquires Delta Health Systems; Adds Strategic Cost
Management Consulting Services at the Executive Level

HATBORO, PA — May 5, 2008 — InfoLogix, Inc. (NASDAQ: IFLG), a leading technology provider of enterprise mobility solutions for the healthcare and commercial industries, announced today that it has acquired substantially all the assets of Delta Health Systems, Inc. a company specializing in providing strategic cost management consulting services to hospitals across North America. The assets acquired include Delta’s proprietary On-Demand Executive Information System (EIS) for strategic cost management and productivity within hospitals.

Delta has saved millions of dollars and improved service levels for healthcare organizations over the past 30 years through its strategic cost management consulting services and web-based analytics software. Delta’s consultants have an average of more than 25 years of clinical experience and many hold multiple healthcare and management degrees.

Demand for healthcare consulting and systems integration continues to witness tremendous growth with the total healthcare consulting marketplace being projected to exceed $30 billion by 2010 according to analyst estimates.

“The addition of Delta enables InfoLogix to further partner alongside the healthcare executive suite. Delta has strong relationships with healthcare CEOs and CFOs, which complements InfoLogix’s relationships with healthcare CIOs and technology executives,” says David Gulian, President and CEO of InfoLogix. “The majority of Delta engagements involve resource management recommendations that our InfoLogix Healthcare Informatics Associates consulting team can readily execute and deliver. Together with our core healthcare mobility expertise, this acquisition allows us to better provide holistic solutions across the healthcare organization.”

“With Delta’s expertise in pinpointing resource management opportunities, and the InfoLogix Healthcare Informatics Associates team’s in-depth knowledge of clinical systems and workflow, we look forward to enabling hospitals to put Delta’s powerful recommendations into action and achieving the greatest degree of savings possible from these programs,” says Gerry Bartley, Executive Vice President and Managing Director of Healthcare Consulting at InfoLogix.

- more -

“We are excited to be joining the InfoLogix team, as we believe that Delta’s services are highly complementary to the services that InfoLogix provides,” says Michael D. Talerico, principal of Delta Health Systems. “Research shows that as little as 40% of nursing time is spent on providing patient care, and over the course of 300 engagements, we have proven that implementing a Delta strategic cost management program vastly improves this percentage. Together with the systems consulting and mobility services that InfoLogix provides, we look forward to helping hospitals take their Strategic Cost Management programs to the next level—with a powerful, holistic approach to improving resource management and financial performance throughout the organization.”

In addition to Delta’s consulting services, Delta’s proprietary web-based MRS-Web software provides all levels of hospital management with an On-Demand tool for continuous monitoring of cost management performance metrics, including insight on specific operational targets—such as cost and quality—that can directly improve operations and impact bottom-line financial performance.

“We are looking forward to leveraging Delta’s MRS-Web On-Demand Executive Information System asset alongside our other On-Demand software mobility applications, as well as using Delta’s strong expertise in return on investment (ROI) studies to help our customers better quantify and assess the impact of technology solutions across their entire hospital,” says Gulian. “For example, this can provide us with the ability to empower healthcare executives with time and motion studies that quantify the true business impact of RFID asset and people tracking. The addition of Delta brings both immediate and long-term synergies.”

InfoLogix expects the acquisition to be accretive to 2008 earnings.

About InfoLogix, Inc.

InfoLogix is a leading provider of technology and RFID based intelligence solutions that enable the mobile enterprise. InfoLogix uses the industry’s most advanced technologies to increase the efficiency, accuracy, and transparency of complex business and clinical processes for the healthcare industry and the commercial marketplace. With 19 issued patents, InfoLogix provides mobile managed solutions, on-demand software applications, mobile infrastructure products, and strategic consulting services to over 2,000 clients in North America including Kraft Foods, Merck and Company, General Electric, Kaiser Permanente, MultiCare Health System and Stanford School of Medicine. InfoLogix is a publicly-traded company (NASDAQ: IFLG). For more information, visit www.infologix.com

About Delta Health Systems, Inc.

Delta Health Systems is a specialty consulting firm whose sole focus is strategic cost management. For over 30 years, Delta has implemented hundreds of programs that have significantly improved the financial well-being and service levels of community hospitals, healthcare systems, and academic medical centers. Clients include Baylor Health Care System, OhioHealth, Wellmont Health System, North Mississippi Health

Services, and Valley Baptist Health System. For more information, visit www.deltahealth.net.

Safe Harbor

InfoLogix makes forward-looking statements in this press release that represent our expectations or beliefs about future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties, including the risks described in our Annual Report on Form 10-K for the period ended December 31, 2007 and other filings we make with the Securities and Exchange Commission. In addition, actual results could differ materially from those suggested by the forward-looking statements, and therefore you should not place undue reliance on the forward-looking statements. We do not make any commitment to revise or update any forward-looking statements to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

Contact:

Investor Relations:

Thomas P. Walsh

Alliance Advisors, LLC

212-398-3486

twalsh@allianceadvisors.net

Media Inquiries:

Jason Fradin

Vice President of Marketing

InfoLogix, Inc.

215-604-0691 x1194